EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Comverge Announces Second Quarter 2008 Results

Company Reaches Milestone of 2,000 Megawatts Under Management

EAST HANOVER, N.J. - August 12, 2008 - Comverge, Inc. (NASDAQ: COMV) announced today its second quarter operating results for 2008. The Company also announced an updated revenue outlook for full year 2008, lowering revenue expectations to a range of $80 million to $90 million.

"During the second quarter, we continued to put in place the building blocks for long-term value creation by adding 100 megawatts under two long-term VPC contracts, and 94 megawatts for Commercial and Industrial open market programs," said Robert M. Chiste, Comverge Chairman, President and CEO. "That brings our total megawatts under management to 2075, which includes 40 megawatts subject to regulatory approval. Our expected contracted revenue now stands at approximately $376 million and we have expanded our commercial and industrial demand response business by adding megawatts in several new geographic territories.

"Our full year revenue outlook has been impacted by a regulatory change in grid operator PJM's rules for its economic program, which will result in a reduction in the revenues we receive under economic, or voluntary, demand response programs," Chiste explained. "As to the second quarter, approximately $3 million in expected revenues, with solid gross margins from PES installations completed in the second quarter, will not be realized until the third quarter, since our utility customer was not able to perform the required audits in time. We continue to be excited about the underlying growth in our business as evidenced by achieving a key milestone of over two gigawatts under management."

Comverge remains focused on the following three long-term value creation metrics by which the company operates: (i) megawatts owned under long-term contracts, (ii) megawatts managed under open market programs, and (iii) future payments from long-term contracts. On these three measures, we have added significantly to these totals in the first six months of 2008:

  Megawatts owned under long-term contracts with regulatory approval have increased by 222 megawatts during 2008, an increase of 46%. Our annual goal for megawatt growth is 250 to 300 megawatts added under new or expanded long-term contracts;
  Megawatts managed in open market programs have increased by 435 megawatts during 2008, an increase of 94%. Our annual goal for megawatt growth is 400 to 500 megawatts added in open market programs; and
  Future payments from long-term contracts increased by $119 million during 2008, an increase of 49%. Our annual goal for new additions to contracted future payments from long-term contracts is $150 million to $175 million.

"The growth in these metrics demonstrates that we continue to execute on our plan for growing the company and building value over the long-term," added Chiste.

Business Highlights:

Comverge second quarter business highlights include:

-- Awarded a Virtual Peaking Capacity (VPC) contract with Southern California Edison to provide up to 40 megawatts of contracted capacity for which regulatory approval is required;

-- Awarded an expansion of an existing VPC contract to provide additional megawatts in 2009 and 2010, which we currently estimate to be approximately 60 megawatts;

-- Awarded ZigBee Alliance certification for our Advanced Metering Initiative (AMI) enabled SuperStat, Smart Programmable Thermostat and Digital Control Unit Products;

-- Total megawatts under management are:

Megawatts under long term contracts, with regulatory approval 701

Megawatts under open market programs 897

Megawatts managed for a fee 437

Total megawatts (excluding 40 subject to regulatory approval) 2,035

Financial Summary:

Second quarter revenues for 2008 were $9.5 million, a 106% increase compared to $4.6 million in the second quarter of 2007. Revenues for the second quarter of 2008 include $3.5 million from our Enerwise and Public Energy Solutions businesses, which were acquired in the third quarter of 2007. Revenues for the second quarters of 2008 and 2007 do not include revenues from our residential VPC contracts, which are deferred and recognized in the fourth quarter. Additionally, approximately $3 million in expected revenues from PES installations in the second quarter will not be realized until later in the year since our utility customer was not able to perform the required audits in the second quarter.

Adjusted EBITDA loss for the second quarter of 2008 was $6.8 million compared to an Adjusted EBITDA loss of $4.4 million for the second quarter of 2007. Adjusted EBITDA for both periods excludes the gross profit from our deferred VPC contract revenues, historically our most profitable revenues. Adjusted EBITDA is earnings before interest, taxes, depreciation, amortization, and non-cash stock compensation expense (see Schedule 4 - Reconciliation of Non-GAAP Financial Measure to the Most Directly Comparable GAAP Financial Measure).

Net loss for the second quarter of 2008 was $9.6 million, or $0.45 per share, basic and diluted, compared to a net loss of $4.4 million, or $0.29 per share, basic and diluted for 2007. All share and per share amounts reflect the one-for-two reverse stock split affected as part of our initial public offering in April 2007.

Recent Developments:

Based on our operating performance and the recent impact of the PJM rule change, we now expect revenue for full year 2008 of $80 million to $90 million. As previously disclosed in our Form 10-Q for quarter ended March 31, 2008, PJM unilaterally effected a regulatory rule change during the first quarter of 2008.  As a result, revenues from economic, or voluntary demand response open market programs in PJM have been negatively impacted during the latter part of the quarter ended June 30, 2008 and will continue to be negatively impacted by the rule change. This rule change did two things: (1) it reduced the economic incentive payable to end-user commercial and industrial or C&I customers and (2) altered the operating procedures for those customers by requiring more work for those customers in the administration process - both of which have resulted in reduced revenue.

The effects of this rule change are now becoming more apparent through the decreased participation by C&I customers during the summer months of June through September. It is during the summer months when the temperature tends to spike, and in turn, the prices for demand response increase, creating an incentive for those C&I customers to participate in the program. To date, we have not had the expected heat waves in the PJM territory. We previously anticipated those customers would participate at greater levels during the summer months and that the combination of greater program activity with higher prices would sufficiently offset any adverse impacts of the PJM rule change. Those customers are not participating at the same rate as expected. PJM is currently evaluating various proposals in regards to this rule change; however, we do not believe that there will be any 2008 revenue increase resulting from those proposals.

As of the date of this release, we have 741 megawatts under long-term contract, which will contribute to expect contracted future revenues of $376 million. Of these amounts, 40 megawatts of capacity under the Southern California Edison long-term contract representing an expected $14 million in contracted revenues, are still awaiting regulatory approval. In the event we receive regulatory approval on these 40 megawatts, and including new megawatts acquired in open market programs this quarter, our total megawatts managed will be 2075 megawatts.

Additional Information:

Comverge will discuss these results for the second quarter 2008 and our expectations for the future in a conference call scheduled today at 10:00 a.m. EDT. To participate in the call, dial 877-627-6580 (719-325-4906 for international calls) and indicate your intention to join the call.

An audio replay of the call will be available at approximately 2 p.m. EDT on August 12, 2008 until 12 a.m. (midnight) Tuesday, August 19, 2008 by dialing 888-203-1112 (719-457-0820 for international calls), using conference code number 8408662. Additionally, the results will be reported in the Investor Relations section on Comverge's website at http://ir.comverge.com.

This webcast will be available online and archived on Comverge's website until September 30, 2008 at 12:00 am EDT.

Additional financial information on Comverge can be found in the Company's Quarterly Report on Form 10-Q for the quarter-ended June 30, 2008, which has been filed today with the Securities and Exchange Commission.

About Comverge

Comverge is a leading provider of clean energy solutions that improve grid reliability and supply electric capacity on a more cost effective basis than conventional alternatives by reducing base load and peak load energy consumption. For more information, visit www.comverge.com. Virtual Peaking Capacity is a registered trademark of Comverge, Inc.

For Comverge Investors

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release are not and do not constitute historical facts, do not constitute guarantees of future performance and are based on numerous assumptions which, while believed to be reasonable, may not prove to be accurate. These forward looking statements include projected year end revenues for 2008, projected contracted revenues, projected regulatory changes or approvals, the amount of revenue and megawatts that will be generated by long-term contracts and certain assumptions upon which such forward-looking statements are based. The forward-looking statements in this release do not constitute guarantees of future performance and involve a number of factors that could cause actual results to differ materially, including risks associated with Comverge's business involving our products, the development and distribution of our products and related services, regulatory changes, grid operator rule changes, economic and competitive factors, our key strategic relationships, and other risks more fully described in our most recently filed Quarterly Report on Form 10-Q and Annual Report on Form 10-K. Comverge assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

Regulation G Disclosure - Non-GAAP Financial Information:

Non-GAAP financial measures are based upon our unaudited consolidated statements of operations for the periods shown, giving effect to the adjustments shown in the reconciliations set forth below. This presentation is not in accordance with, or an alternative for, U.S. generally accepted accounting principles (GAAP). The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. However, Comverge believes that non-GAAP reporting, giving effect to the adjustments shown in the reconciliation below, provides meaningful information and therefore uses it to supplement its GAAP reporting and internally in evaluating operations, managing and benchmarking performance. The Company has chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the reconciliations below, and to provide an additional measure of performance.

For Additional Information:

Michael Picchi

Executive Vice President and CFO

770-696-7660, invest@comverge.com

Christina Kelly

Corporate Communications Manager

509-435-6341, ckelly@comverge.com

SCHEDULE 1
COMVERGE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30
	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue
Product	$ 4,249	$ 3,058	$ 7,451	$ 7,137
Service	5,272	1,561	12,523	3,217
Total revenue	9,521	4,619	19,974	10,354

Cost of revenue
Product	2,659	1,907	4,699	4,684
Service	3,037	639	7,042	1,456
Total cost of revenue	5,696	2,546	11,741	6,140

Gross profit	3,825	2,073	8,233	4,214
Operating expenses
General and administrative expenses	8,615	4,513	16,916	8,735
Marketing and selling expenses	3,856	2,163	7,880	4,062
Research and development expenses	168	356	536	629
Amortization of intangible assets	656	5	1,312	28

Operating loss	(9,470)	(4,964)	(18,411)	(9,240)

Interest and other (income) expense, net	67	(600)	(144)	(368)

Loss before income taxes	(9,537)	(4,364)	(18,267)	(8,872)
Provision for income taxes	78	7	170	14

Net loss	$ (9,615)	$ (4,371)	$ (18,437)	$ (8,886)

Net loss per share
Basic and diluted	$ (0.45)	$ (0.29)	$ (0.88)	$ (0.94)

Weighted average shares used in
computation	21,175,224	15,267,773	21,022,739	9,466,726

SCHEDULE 2
COMVERGE, INC.
SEGMENT INFORMATION
(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue:
Smart Grid Solutions Group	$ 5,110	$ 3,956	$ 9,056	$ 8,868
Alternative Energy Resources Group	1,778	663	5,104	1,486
Enerwise Group	2,633	-	5,814	-
Total Revenue	$ 9,521	$ 4,619	$ 19,974	$ 10,354

Cost of Revenue:
Smart Grid Solutions Group	$ 2,931	$ 2,201	$ 5,275	$ 5,269
Alternative Energy Resources Group	1,076	345	2,622	871
Enerwise Group	1,689	-	3,844	-
Total Cost of Revenue	$ 5,696	$ 2,546	$ 11,741	$ 6,140

Gross Profit:
Smart Grid Solutions Group	$ 2,179	$ 1,755	$ 3,781	$ 3,599
Alternative Energy Resources Group	702	318	2,482	615
Enerwise Group	944	-	1,970	-
Total Gross Profit	$ 3,825	$ 2,073	$ 8,233	$ 4,214

SCHEDULE 3
COMVERGE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30,	December 31,
Assets	2008	2007
Cash and cash equivalents	$ 28,054	$ 39,755
Restricted cash	4,660	2,151
Marketable securities	26,668	33,174
Accounts receivable, net	15,367	12,194
Inventory, net	2,719	2,988
Deferred costs	6,225	1,615
Other current assets	3,348	2,841
Total current assets	87,041	94,718

Restricted cash	217	214
Property and equipment, net	17,371	14,011
Intangible assets, net	17,532	18,828
Goodwill	74,369	74,369
Other assets	884	1,005
Total assets	$ 197,414	$ 203,145

Liabilities and Shareholders' Equity
Accounts payable	1,568	4,571
Deferred revenue	16,615	4,340
Accrued expenses	3,387	3,976
Current portion of long-term debt	20,129	-
Other current liabilities	3,347	7,131
Total current liabilities	45,046	20,018

Deferred revenue	1,117	1,697
Long-term debt	8,002	26,337
Other liabilities	3,176	2,462
Total long-term liabilities	12,295	30,496

Common stock	22	21
Additional paid-in capital	217,358	211,403
Common stock held in treasury	(28)	-
Accumulated deficit	(77,261)	(58,824)
Accumulated other comprehensive income	(18)	31
Total shareholders' equity	140,073	152,631
Total liabilities and shareholders' equity	$ 197,414	$ 203,145

SCHEDULE 4
COMVERGE, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO THE
MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURE
(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net loss	$ (9,615)	$ (4,371)	$ (18,437)	$ (8,886)
Depreciation and amortization	856	127	1,687	268
Interest (income) expense, net	7	(668)	(201)	(439)
Provision for income taxes	78	7	170	14

EBITDA	$ (8,674)	$ (4,905)	$ (16,781)	$ (9,043)

Non-cash stock compensation expense	1,899	552	3,752	677

Adjusted EBITDA	$ (6,775)	$ (4,353)	$ (13,029)	$ (8,366)

See "Non-GAAP Financial Information" above in this earnings press release for information on the use of this Non-GAAP financial measure